Exhibit 99.1

Arvinas Reports Second Quarter 2021 Financial Results and Provides Corporate Update

NEW HAVEN, Conn. – August 5, 2021 – Arvinas, Inc. (Nasdaq: ARVN), a clinical-stage biotechnology company creating a new class of drugs based on targeted protein degradation, today reported financial results for the second quarter ended June 30, 2021 and provided a corporate update.

“Arvinas has made tremendous progress throughout the first half of 2021 and July, highlighted by our global collaboration with Pfizer to co-develop and potentially co-commercialize our estrogen receptor-targeting PROTAC degrader, ARV-471. This collaboration has the potential to be transformational, combining Arvinas’ leadership in targeted protein degradation with Pfizer’s global capabilities to enhance and potentially accelerate the development of ARV-471,” said John Houston, Ph.D., President and Chief Executive Officer at Arvinas.

“Through the rest of the year, we look forward to advancing our entire pipeline of PROTAC® targeted protein degraders and to several important data milestones, including interim data from the ARDENT Phase 2 trial of our androgen receptor-degrading PROTAC degrader, ARV-110, and Phase 1 dose escalation data from ARV-471 and ARV-110,” continued Dr. Houston.

Business Highlights and Recent Developments

•

Announced a global collaboration with Pfizer to co-develop and co-commercialize ARV-471 for the treatment of patients with ER+ breast cancer. The deal includes an upfront payment to Arvinas of $650 million, a $350 million equity investment from Pfizer, and $1.4 billion in potential milestone payments. Arvinas and Pfizer will equally share worldwide development costs, commercialization expenses, and profits.

•	Initiated the first-in-human study of ARV-766, an androgen receptor (AR) degrader with a differentiated profile from ARV-110, in patients with metastatic castration-resistant prostate cancer.

•	Completed dose escalation in the Phase 1 study of ARV-471 for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer.

•	Completed dose escalation in the Phase 1 study of ARV-110 for the treatment of metastatic castrate-resistant prostate cancer.

Anticipated Milestones and Expectations

ARV-471

•	Presentation of Phase 1 dose escalation trial data (at the San Antonio Breast Cancer Symposium, December 2021)

•	Initiation of a neoadjuvant study in early breast cancer (2H21)

•	Initiation of a combination trial of ARV-471 and everolimus in 2L/3L metastatic breast cancer (2H21)

ARV-110

•	Presentation of completed Phase 1 dose escalation data (2H21)

•	Presentation of interim data from the ARDENT Phase 2 dose expansion at 420 mg (2H21)

•	Initiation of combination trial with abiraterone (2H21)

Second Quarter Financial Results

Cash, Cash Equivalents, and Marketable Securities Position: As of June 30, 2021, cash, cash equivalents, and marketable securities were $605.1 million as compared with $688.5 million as of December 31, 2020. The cash, cash equivalents and marketable securities amounts do not reflect the global Pfizer collaboration agreement upfront payment of $650 million that was received in July 2021, or the equity investment by Pfizer of $350 million (which is subject to certain conditions including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended). The decrease in cash, cash equivalents and marketable securities of $83.4 million for the first six months of 2021 was primarily related to net cash used in operating activities of $86.4 million (net of $4.0 million received from two collaborators), the purchase of lab equipment and lease-hold improvements of $1.5 million and net accretion of discounts/premiums and unrealized loss on marketable securities of $3.6 million, partially offset by cash provided from the exercise of stock options of $8.1 million.

Research and Development Expenses: Research and development expenses were $43.0 million for the quarter ended June 30, 2021, as compared with $23.4 million for the quarter ended June 30, 2020. The increase in research and development expenses of $19.6 million for the quarter was primarily related to increases in clinical trial and CMC expenses associated with our AR program of $7.3 million and our ER program of $3.4 million, in addition to increases in preclinical expenses of $8.9 million associated with exploratory programs and investments in platform research.

General and Administrative Expenses: General and administrative expenses were $14.4 million for the quarter ended June 30, 2021, as compared to $8.8 million for the quarter ended June 30, 2020. The increase of $5.6 million was primarily related to an increase in personnel costs, facility related costs and professional fees.

Revenue: Revenue was $5.5 million for the quarter ended June 30, 2021, as compared with $5.7 million for the quarter ended June 30, 2020. Revenue is generated from the license and rights to technology fees and research and development activities related to the collaboration and license agreement with Bayer that was initiated in July 2019, the collaboration and license agreement with Pfizer that was initiated in January 2018, and the amended and restated option, license and collaboration agreement with Genentech that was initiated in November 2017. The decrease of $0.2 million for the quarter was primarily related to a collaborator adding new targets in previous periods that extended the period of revenue recognition for that collaboration agreement.

Interest and Other Income: Interest and other Income was $1.6 million for the quarter ended June 30, 2021 as compared with $1.3 million for the quarter ended June 30, 2020. The increase of $0.3 million was primarily due to forgiveness of debt of $1.0 million, related to a State of Connecticut loan which was partially forgiven upon our satisfaction of certain jobs criteria, partially offset by lower interest income and lower refundable research and development credits from the State of Connecticut.

Net Loss: Net loss was $50.3 million for the quarter ended June 30, 2021, as compared with $25.2 million for the quarter ended June 30, 2020. The increase in net loss for the quarter was primarily due to increased research and development expenses and increased general and administrative expenses.

About ARV-110

ARV-110 is an investigational orally bioavailable PROTAC® protein degrader designed to selectively target and degrade the androgen receptor (AR). ARV-110 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer.

ARV-110 has demonstrated activity in preclinical models of AR mutation or overexpression, both common mechanisms of resistance to currently available AR-targeted therapies.

About ARV-471

ARV-471 is an investigational orally bioavailable PROTAC® protein degrader designed to specifically target and degrade the estrogen receptor (ER) for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer.

In preclinical studies, ARV-471 demonstrated near-complete ER degradation in tumor cells, induced robust tumor shrinkage when dosed as a single agent in multiple ER-driven xenograft models, and showed superior anti-tumor activity when compared to a standard of care agent, fulvestrant, both as a single agent and in combination with a CDK4/6 inhibitor. In July 2021, Arvinas announced a global collaboration with Pfizer for the co-development and co-commercialization of ARV-471; Arvinas and Pfizer will equally share worldwide development costs, commercialization expenses, and profits.

About ARV-766

ARV-766 is an investigational orally bioavailable PROTAC® protein degrader designed to selectively target and degrade androgen receptor (AR). In preclinical studies, ARV-766 degraded all resistance-driving point mutations of AR tested, including L702H, a mutation associated with treatment with abiraterone and other AR-pathway therapies.

ARV-766 is being developed as a potential treatment for men with metastatic castration-resistant prostate cancer. ARV-766 has demonstrated activity in preclinical models of resistance to currently available AR-targeted therapies.

About Arvinas

Arvinas is a clinical-stage biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating and life-threatening diseases through the discovery, development, and commercialization of therapies that degrade disease-causing proteins. Arvinas uses its proprietary PROTAC® Discovery Engine platform to engineer proteolysis targeting chimeras, or PROTAC® targeted protein degraders, that are designed to harness the body’s own natural protein disposal system to selectively and efficiently degrade and remove disease-causing proteins. In addition to its robust preclinical pipeline of PROTAC® protein degraders against validated and “undruggable” targets, the company has three clinical-stage programs: ARV-110 and ARV-766 for the treatment of men with metastatic castrate-resistant prostate cancer; and ARV-471 for the treatment of patients with locally advanced or metastatic ER+/HER2- breast cancer. For more information, visit www.arvinas.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the receipt of upfront, milestone and other payments under the Pfizer collaboration, the investment by Pfizer in Arvinas common stock in connection with the collaboration, the potential benefits of the collaboration and the potential advantages and therapeutic benefits of ARV-471, ARV-110, ARV-766 and our other product candidates, the future development and potential marketing approval and commercialization of ARV-471, ARV-110, ARV-766 and our other product candidates, including the timing of data from our clinical trials. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of various risks and uncertainties, including but not limited to: the satisfaction or waiver of the conditions to the closing of the Pfizer equity investment, each party’s performance of its obligations under the collaboration, whether we and, as applicable, Pfizer will be able to successfully conduct and complete clinical development, including whether we receive results from our clinical trials on our expected timelines or at all, obtain marketing approval for and commercialize ARV-471, ARV-110, ARV-766 and our other product candidates on our current timelines or at all and other important factors discussed in the “Risk Factors” sections contained in our quarterly and annual reports on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

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Contacts for Arvinas

Investors

Will O’Connor, Stern Investor Relations

ir@arvinas.com

Media

Kirsten Owens, Arvinas Communications

kirsten.owens@arvinas.com

Arvinas, Inc.

Consolidated Statement of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$5,544,418	$5,747,681	$11,083,783	$11,987,309
Operating expenses:
Research and development	43,010,807	23,416,090	77,877,689	45,142,776
General and administrative	14,410,865	8,815,474	26,729,578	16,740,479

Total operating expenses	57,421,672	32,231,564	104,607,267	61,883,255

Loss from operations	(51,877,254)	(26,483,883)	(93,523,484)	(49,895,946)
Interest and other income	1,588,692	1,257,344	2,270,631	2,930,236

Net loss	$(50,288,562)	$(25,226,539)	$(91,252,853)	$(46,965,710)

Net loss per common share, basic and diluted	$(1.03)	$(0.65)	$(1.87)	$(1.22)

Weighted average common shares outstanding, basic and diluted	48,860,930	38,739,922	48,741,296	38,644,209

Arvinas, Inc.

Consolidated Balance Sheet (Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$48,726,443	$588,373,232
Restricted cash	4,500,000	—
Marketable securities	551,849,110	100,157,618
Account receivable	—	1,000,000
Other receivables	7,415,611	7,443,654
Prepaid expenses and other current assets	15,242,798	6,113,122

Total current assets	627,733,962	703,087,626
Property, equipment and leasehold improvements, net	11,699,480	12,259,515
Operating lease right of use assets	4,564,666	1,992,669
Other assets	28,777	28,777

Total assets	$644,026,885	$717,368,587

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,975,367	$7,121,879
Accrued expenses	13,472,966	18,859,840
Deferred revenue	22,150,861	22,150,861
Current portion of operating lease liabilities	1,221,152	952,840

Total current liabilities	41,820,346	49,085,420
Deferred revenue	14,862,802	22,938,233
Long term debt, net of current portion	1,000,000	2,000,000
Operating lease liabilities	3,396,563	1,087,422

Total liabilities	61,079,711	75,111,075

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 48,994,869 and 48,455,741 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	48,995	48,455
Accumulated deficit	(583,141,763)	(491,888,910)
Additional paid-in capital	1,166,526,486	1,133,537,171
Accumulated other comprehensive income	(486,544)	560,796

Total stockholders’ equity	582,947,174	642,257,512

Total liabilities and stockholders’ equity	$644,026,885	$717,368,587